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                                                                    EXHIBIT 99.1

For Immediate Release

CONTACTS:
Maili Bergman                                            Mike Overby
Director of Investor Relations                           Chief Financial Officer
408.434.5158 (voice)                                     408.434.5112 (voice)
408.434.5005 (fax)                                       408.434.5005 (fax)
maili.bergman@adept.com                                  mike.overby@adept.com


ADEPT TECHNOLOGY REVISES OUTLOOK FOR MARCH QUARTER


(SAN JOSE, CA)--March 21, 2001--Adept Technology, Inc. today announced that third quarter revenue is anticipated to be below the company's previous expectations. Historically, Adept's sales cycle for its base business has been characterized by the receipt and shipment of a significant amount of orders in the last month of each fiscal quarter. Due primarily to the recent economic slowdown affecting the company's base business industries, especially the semiconductor industry, Adept has received fewer orders than previously expected in this quarter, and has experienced the delay of several orders and some order cancellations. The company now expects revenue for the third quarter to decrease approximately 5 to 15 percent from second quarter revenue of $28 million. Given the company's limited ability to forecast the level of demand at the beginning of each quarter and also beyond any quarter, the company anticipates fourth quarter revenues may be flat compared to third quarter revenues.

Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted, "While our base business has been affected by the slowdown in the broad market generally, and the semiconductor industry specifically, we continue to see growing interest in the products we are developing for the automated assembly of fiber optic components. As we have noted before, we anticipate that a number of these major new products will be available during the second half of this calendar year."

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

     o The company expects revenue for the third quarter of 2001 to decrease approximately 5 to 15 percent from second quarter revenue of $28.0 million. This

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          is lower than the previous outlook that the third quarter revenue would grow between 2 and 8 percent.

     o The company expects gross margin percentage to be approximately 42 to 44 percent for the third quarter, a change from the previous expectation of 44 to 46 percent. In the short-term Adept's gross margin percentage varies with revenue levels, product mix, changes in unit costs and timing of factory ramps and associated costs.

     o Operating expenses in the third quarter of 2001 are expected to be flat compared to second quarter expenses of $14.9 million.

     o The company does not expect to book any tax benefit or liability for the remainder of fiscal 2001.

     o Depreciation is expected to be approximately $0.9 million in the third quarter.

     o Amortization of goodwill and other acquisition-related intangibles and costs is expected to be approximately $1.5 million in the third quarter.

INVESTOR CONFERENCE CALL

Brian Carlisle, Chairman and Chief Executive Officer, Mike Overby, Chief Financial Officer and John Dulchinos, vice president sales will host a conference call Thursday, March 22, 2001 at 8:30 a.m. Eastern time to review the company's expectations regarding its financial performance for the quarter. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com. To listen to a replay of the conference call, please call (800) 428-6051; access #173871. The replay will be available shortly after the end of the conference call through March 28th.

Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Adept's intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

This press release contains certain forward-looking statements including statements regarding expenses, revenue growth, future operating results and acquired entities, that involve a number of risks and uncertainties. The company's actual results could differ

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materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to its strategic markets; the potential delays associated with the development and introduction of new products or software releases; the cyclicality of capital spending of the company's customers including in the semiconductor industry; the company's dependence on the continued growth of the intelligent automation market; the risks associated with sole or single sources of supply and lengthy procurement lead times; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; the timing of orders, cancellations by, and shipments to customers; the risks associated with reliance on systems integrators; the risks associated with international sales and purchases; the risks associated with potential acquisitions, including integration risks associated with our acquisition of BYE/Oasis, Pensar-Tucson, NanoMotion and HexaVision, unanticipated costs in connection with the acquisition or integration, loss of employees or other business disruptions, and the need to manage growth; the risks associated with new product development and the need to manage product transitions; the company's dependence on retention and attraction of key employees; the risks associated with product defects; the company's dependence on third-party relationships; the uncertainty of patent and proprietary technology protection and third party intellectual property claims; change in, or failure or inability to comply with government regulations; general economic and business conditions; the failure of any new products to be accepted in the marketplace; any decreased investment in robotics generally, and in the company's intelligent automation products particularly, as a result of general or specific economic conditions or conditions affecting any of the company's primary markets; or decreased acceptance of the company's current products in the marketplace.

For a discussion of other risk factors relating to Adept's business, see the company's amended registration on Form S-1, dated February 13, 2001, annual report on Form 10K for the fiscal year ended June 30, 1999, as well as the company's Form 10Q for the quarter ended December 30, 2000, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

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